Exhibit 5.1

August 2, 2013

Costamare Inc.
60 Zephyrou Street & Syngrou Avenue
17564 Athens
Greece

Re:	Costamare Inc.

Dear Sirs:

We have acted as special counsel on matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) to Costamare Inc. (the “Company”) in connection with the Company’s Registration Statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to the sale by the Company of 2,000,000 shares (the “Shares”) of 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share, liquidation preference $25.00 per share, of the Company.

In so acting, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement of the Company on Form F-3 (No. 333-179244) filed with the Commission on January 30, 2012, (the “Registration Statement”) and the prospectus (the “Preliminary Prospectus”) included therein, the related prospectus dated February 14, 2012 (the “Basic Prospectus”) and the prospectus supplement filed with the Commission on July 31, 2013 pursuant to Rule 424(b) (the “Prospectus Supplement” and together with Preliminary Prospectus and the Basic Prospectus, the “Prospectus”), (ii) the Underwriting Agreement dated July 30, 2013 among the Company and the underwriters named therein; (iii) the statement of designation setting forth the terms of the Shares filed with the Registrar of Corporations of the Republic of the Marshall Islands on August 1, 2013; and (iv) originals, or copies certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such examination, we have assumed without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photostatic or facsimile copies, and the accuracy of the factual representations made to us by officers and other representatives of the Company.  We have also assumed the power, authority and legal right of all parties (other than the Company) to the Underwriting Agreement to enter into and perform their respective obligations and the due authorization, execution and delivery of such document by such parties.

 45 Broadway   16th Floor New York, NY 10006
212.509.9400     800.437.7040     212.509.9492 Fax     cozen.com

Costamare Inc.
August 2, 2013

This opinion is limited to Marshall Islands Law as of the date hereof.  In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of Goodstanding issued by the Registrar of Corporations of the Republic of the Marshall Islands on August 2, 2013.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

A.	The Company is a corporation duly incorporated, validly existing and in good standing under the law of the Republic of The Marshall Islands.

B.
The Company has taken all corporate action required to authorize the Shares and when the Shares are issued and delivered against payment therefor as contemplated in the Registration Statement and Prospectus, the Shares will be validly issued, fully paid and non-assessable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.  We disavow any undertaking to advise you of any changes in laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Cozen O’Connor

COZEN O’CONNOR